EX-99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Jim Ryan

(973) 541-3766

Curtiss-Wright Names David C. Adams

President and Chief Operating Officer

PARSIPPANY, N.J. – Oct. 12. 2012 – Martin R. Benante, Chairman and CEO, and the Board of Directors of Curtiss-Wright Corporation (NYSE:CW) today announced the election of David C. Adams to the new position of President and Chief Operating Officer, effective immediately.

The move was announced to better align the Company’s operating structure with the evolution of the Company’s expanding global operations and diversified products and markets. The selection of Adams reflects his years of successful operational performance and successful integration of acquisitions in both the Motion Control and Metal Treatment business segments.

“Given our product diversity and renewed focus on expanding our footprint in the global marketplace, it is appropriate for us at this stage to adjust our operational management structure to better capture these expanding global opportunities,” Mr. Benante said. “With 32 years of industry experience, we have in Dave Adams that combination of experience and leadership that reflects Curtiss-Wright’s long history of continual adaptation that enables us to always supply technology that matters to our customers.”

Mr. Adams will report directly to Mr. Benante. Reporting to Mr. Adams will be the leaders of the three operating segments: Flow Control, Motion Control and Metal Treatment. Glenn E. Tynan, Vice President and Chief Financial Officer; Michael J. Denton, Vice President, General Counsel, and Corporate Secretary, and other members of corporate senior management will continue to report to Mr. Benante.

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Curtiss-Wright Corporation

10 Waterview Boulevard, Parsippany, NJ 07054

(973) 541-3700 • FAX (973) 541-3699

www.curtisswright.com

Curtiss-Wright Corporation • Page 2

For the five years prior to his new position, Mr. Adams was Co-Chief Operating Officer of Curtiss-Wright Corporation with overall responsibility for the Motion Control and Metal Treatment segments' strategic goals, technology development, global operations and financial performance. He was President of Motion Control since 2005, in which time he significantly expanded its technological depth and global scope through internal innovation, developing cross-market applications and acquiring pioneering technologies. Previously, Mr. Adams served in a variety of senior roles in the Electronic Systems and Integrated Sensing business units of Curtiss-Wright.

Prior to joining Curtiss-Wright in 2000, Mr. Adams had 10 years’ related industry experience with Goodrich and Lucas Aerospace. He serves on the board of governors of the Aerospace Industries Association. Mr. Adams holds a Bachelor of Science Degree from California State University and a Masters Degree in Business Administration from California Lutheran University.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships. The company employs approximately 8,600 people worldwide. For more information, visit www.curtisswright.com.

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